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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of General Cable Corporation on Form S-3 of our report dated January 29, 2003 (November 4, 2003 as to Note 25), which contains an unqualified opinion and includes an explanatory paragraph relating to a change in its method of accounting for certain inventory, appearing in General Cable Corporation's current report on Form 8-K dated November 4, 2003 as of December 2002 and 2001 and for three years in the period ended December 31,2002 and to the reference to us under the heading `Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Cincinnati, Ohio
December 22, 2003